As filed with the Securities and Exchange Commission on January 13, 2004

                                                         Registration No. 333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             ---------------------

                       OVERSEAS SHIPHOLDING GROUP, INC.
            (Exact name of Registrant as specified in its charter)


                             ---------------------


              Delaware                                 4412                          13-2637623
  (State or other jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
   incorporation or organization)          Classification Code Number)          Identification No.)


                               511 Fifth Avenue
                           New York, New York 10017
                                (212) 953-4100
 (Address including Zip Code and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                             ---------------------

                            JAMES I. EDELSON, ESQ.
                       OVERSEAS SHIPHOLDING GROUP, INC.
                               511 Fifth Avenue
                           New York, New York 10017
                                (212) 251-1153

           (Name, Address, including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                             ---------------------

                                  Copies to:

           PETER SAMUELS, ESQ.                      JOHN T. GAFFNEY, ESQ.
            PROSKAUER ROSE LLP                   CRAVATH, SWAINE & Moore LLP
              1585 Broadway                           825 Eighth Avenue
         New York, New York 10036                  New York, New York 10019
              (212) 969-3000                            (212) 474-1000

                             ---------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.


                                                      (Continued on next page)

(Continued from previous page)

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the initial offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

                                                   CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                        Proposed Maximum    Proposed Maximum        Amount of
  Title of Each Class of Securities to be Registered   Amount to be     Offering Price    Aggregate Offering   Registration Fee (3)
                                                      Registered (1)     Per Unit(2)          Price(3)
-----------------------------------------------------------------------------------------------------------------------------------
Primary Offering                                                                             $500,000,000            $40,450
-----------------------------------------------------------------------------------------------------------------------------------
  Debt Securities
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $1.00 per share (4)
-----------------------------------------------------------------------------------------------------------------------------------
Secondary Offering
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $1.00 per share           1,600,000 shares                         $ 55,600,000            $ 4,498
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                         100%           $555,600,000            $44,948
===================================================================================================================================

(1) There are being registered an indeterminate principal amount or number of debt securities and Common Stock as shall have an aggregate initial offering price of the securities issued or sold under this Registration Statement not to exceed $500,000,000, or if any securities are issued in any foreign currency units, the U.S. dollar equivalent of $500,000,000. Up to 1,600,000 shares of our Common Stock may also be sold from time to time pursuant to this Registration Statement by the selling shareholders. This Registration Statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions. For debt securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such debt securities.

(2) The proposed maximum aggregate offering price for each class of securities being registered is not specified pursuant to General Instruction II.D of Form S-3.

(3) Estimated for purposes of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations under the Securities Act with respect to debt securities and Common Stock to be sold by the registrant and pursuant to Rule 457(c) with respect to Common Stock to be sold by selling shareholders, and where applicable, based on the average of the high and low sale prices of our Common Stock reported on the New York Stock Exchange on January 9, 2004.

(4) In addition to Common Stock that may be offered for cash, there are being registered hereunder such indeterminate number of shares of Common Stock as may be issuable upon conversion of the debt securities being registered hereunder, to the extent any of such debt securities are by their terms convertible into Common Stock.

                        ------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                        ------------------------------

PROSPECTUS


                 Subject to completion, dated January 13, 2004





                       OVERSEAS SHIPHOLDING GROUP, INC.

                                 $500,000,000


                                Debt Securities
                                 Common Stock
                               ----------------

                               1,600,000 Shares
                            Common Stock Offered by
                             Selling Shareholders


     When we offer securities pursuant to this Registration Statement, we will provide specific terms of the offering in supplements to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents. If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

     In addition, the selling shareholders may sell up to 1,600,000 shares of our common stock from time to time under this prospectus and any prospectus supplement. In the prospectus supplement relating to any sales by selling shareholders, we will identify each selling shareholder and the number of shares of our common stock that each selling shareholder will be selling. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

     You should read this prospectus, including the risk factors incorporated herein by reference, and any prospectus supplement carefully before you invest.

     Our Common Stock is listed on the New York Stock Exchange under the trading symbol "OSG."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is January , 2004.

                               TABLE OF CONTENTS

                                                                         Page

ABOUT THIS PROSPECTUS.......................................................1
RISK FACTORS................................................................*

Overseas Shipholding Group, Inc.............................................2
RATIO OF EARNINGS TO FIXED CHARGES..........................................3
USE OF PROCEEDS.............................................................3
DESCRIPTION OF THE DEBT SECURITIES..........................................4
DESCRIPTION OF COMMON STOCK................................................15
SELLING SHAREHOLDERS.......................................................18
PLAN OF DISTRIBUTION.......................................................20
MARKET SHARE, RANKING AND OTHER DATA.......................................22
WHERE YOU CAN FIND MORE INFORMATION........................................22
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................22
FORWARD-LOOKING STATEMENTS.................................................23
VALIDITY OF THE SECURITIES AND LEGAL MATTERS...............................23
EXPERTS....................................................................23

* The Risk Factors section is incorporated herein by reference to Amendment No. 1 to our Registration Satement on Form S-4, filed with the SEC on July 18, 2003. You should review that information carefully along with the other information in this prospectus. See "Incorporation of Certain Documents by Reference".

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement (the "Registration Statement") utilizing the "shelf" registration process that we filed with the Securities and Exchange Commission (the "SEC"), which registers the distribution of the securities offered under this prospectus. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about our company and the securities. The Registration Statement can be read at the SEC's web site (www.sec.gov) or at the offices mentioned under the heading "Where You Can Find More Information."

     Under this Registration Statement, we may offer either separately or in units, as described in this prospectus and any prospectus supplement(s), from time to time up to $500,000,000 of Common Stock and debt securities, including debt securities convertible into Common Stock; the selling shareholders may, from time to time, sell up to approximately 1,600,000 shares of Common Stock in one or more offerings.

     This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described in this prospectus under the heading "Where You Can Find More Information."

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including any information incorporated by reference. For more details on information incorporated herein by reference, you should review the discussion contained under the heading "Incorporation of Certain Documents by Reference." We have not authorized anyone to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering the securities in states where offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate at any date other than the date indicated on the cover page of these documents.

     When we refer to "our company," "we," "our" and "us" in this prospectus we mean Overseas Shipholding Group, Inc. and its subsidiaries unless the context indicates otherwise.

                       Overseas Shipholding Group, Inc.

     Since our formation in 1969, we have become one of the world's leading independent bulk shipping companies. Our customers include many of the world's largest oil companies. As of December 31, 2003, our fleet consisted of 52 vessels aggregating approximately 9.0 million deadweight tons, including 43 vessels operating in the international market and nine vessels operating in the U.S. market.

     In our international business, our fleet is concentrated in two vessel segments: Very Large Crude Carriers (VLCCs) and Aframaxes. As of December 31, 2003, our VLCC Fleet consisted of 21 vessels, all but four of which participated in the Tankers International LLC pool, which is one of the world's largest commercial operators of VLCCs. We formed Tankers International with other leading tanker companies in 1999 and it commercially managed 38 modern VLCCs as of December 31, 2003.

     We also have a fleet of 13 Aframaxes and will take delivery of an additional Aframax newbuilding in late January 2004. Our Aframaxes participate in the Aframax International pool that we formed in 1996 with PDV Marina S.A., the marine transportation subsidiary of the Venezuelan state oil company. In the last two years, three well established European shipping companies have joined this pool. As of December 31, 2003, the Aframax International pool consisted of 29 vessels that generally operate in the Atlantic Basin and Mediterranean Sea, making that pool one of the largest operators of Aframaxes.

     Our VLCC and Aframax fleets are among the youngest fleets in the world. As of December 31, 2003, our VLCCs had an average age of 5.4 years, compared with an industry average of 8.2 years, and our Aframaxes had an average age of
6.5 years, compared with an industry average of 10.3 years.

     We also have a fleet of six Product Carriers. Four of these Product Carriers are Bostonmaxes, which serve the East Coast ports of North America. The other two are Panamaxes, which serve the longer routes between the Arabian Gulf and Asia or Asia and the West Coast of North America. Our remaining three international flag vessels consist of one Suezmax and two Capesize Dry Bulk Carriers.

     In our U.S. business, our fleet consists of nine vessels: four Crude Tankers, two Product Carriers, two Bulk Carriers and one Pure Car Carrier. Seven of the nine vessels are on bareboat or time charters, which provide a steady and predictable stream of revenue.

     Our modern and well maintained fleet, combined with our reputation for safety and reliability, are key competitive advantages, especially as customers place increasing emphasis on environmental safety in the movement of their cargoes.

     Our principal executive offices are located at 511 Fifth Avenue, New York, New York, 10017, and our telephone number is (212) 953-4100.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our ratios of earnings to fixed charges for the periods indicated:

                                                   Nine months
                                               ended September 30,            Year ended December 31,
                                               -------------------     ---------------------------------------
                                                 2003       2002        2002    2001    2000    1999    1998
                                                 ----       ----        ----    ----    ----    ----    ----

Ratio of earnings to fixed charges               3.2X        --          --     2.9X    2.6X     --      --


     Exhibit 12.1 to this Registration Statement of which this prospectus forms a part contains the computation of the ratio of earnings to fixed charges.

     There were no shares of preferred stock outstanding during any of the periods indicated. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends would have been the same as the ratio of earnings to fixed charges for each period indicated.

     The ratio of earnings to fixed charges has been computed by dividing the sum of (a) pretax income from continuing operations (pretax income excluding the effects of the gain on sale of investment in cruise business, the gain or loss on planned vessel dispositions, and the cumulative effect of changes in accounting principles), (b) fixed charges (reduced by the amount of interest capitalized during the period) and (c) amortization expense related to capitalized interest, by fixed charges. Fixed charges consist of all interest (both expensed and capitalized), amortization of debt issue costs, and the interest portion of time charter hire expense. The deficiency of earnings necessary to cover fixed charges for the nine months ended September 30, 2002 was $35,251,000 and for the years ended December 31, 2002, 1999 and 1998 was $34,220,000, $5,386,000 and $9,871,000, respectively.


                                USE OF PROCEEDS

     Unless we state differently in a prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and the accompanying prospectus supplement(s) for general corporate purposes.

     With respect to any selling shareholder sales, the selling shareholders will receive all of the proceeds from the sale of Common Stock pursuant to this prospectus. We will not receive any of the proceeds from sales by any selling shareholder of such Common Stock.

                      DESCRIPTION OF THE DEBT SECURITIES

     We may offer unsecured general obligations, which may be senior (the "senior debt securities") or subordinated (the "subordinated debt securities"). The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." Any debt securities offered pursuant to this Registration Statement may be convertible debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. Any subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our senior indebtedness. The subordinated debt securities will be effectively subordinated to our creditors (including trade creditors) and those of our subsidiaries.

     The debt securities, including any debt securities which are convertible into Common Stock, will be issued under the Indenture dated March 7, 2003 (the "Indenture") between us and the Trustee (the "Trustee"). The Trustee for any particular series of debt securities will be named in the applicable prospectus supplement. We have summarized certain general features of the debt securities from the Indenture. The following summary is of certain provisions of the Indenture and this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of debt securities in the prospectus supplement(s) and the provisions of the Trust Indenture Act of 1939, as amended.

     This description of the terms of the debt securities sets forth certain general terms and provisions of the form of Indenture. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, you must refer to both the related prospectus supplement and to the following description.

GENERAL

     The aggregate principal amount of debt securities that may be issued under the Indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

     Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

     o  title and aggregate principal amount;

     o applicable indenture provisions under which the debt securities are issued;

     o  applicable subordination provisions, if any;

     o percentage or percentages of principal amount at which such securities will be issued;

     o  maturity date(s);

     o  interest rate(s) or the method for determining the interest rate(s);

     o dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

     o  redemption or early repayment provisions;

     o  authorized denominations;

     o  form;

     o amount of discount or premium with which such securities will be issued;

     o whether such securities will be issued in whole or in part in the form of one or more global securities;

     o  identity of the depositary for global securities;

     o whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

     o the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

     o conversion or exchange features, including the terms upon which conversion may be effected, such as conversion price and period, and when and whether conversion is optional or mandatory;

     o any covenants applicable to the particular debt securities being issued;

     o currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

     o time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

     o  securities exchange(s) on which the securities will be listed, if any;

     o whether any underwriter(s) will act as market maker(s) for the securities;

     o extent to which a secondary market for the securities is expected to develop;

     o additions to or changes in the events of default with respect to the securities and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable; and

     o additional terms not inconsistent with the provisions of the Indenture.

     One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

     United States federal income tax consequences and special considerations applicable to any such series will be described in the applicable prospectus supplement.

     Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

     The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

     We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. Subject to the limitations provided in the Indenture and in the prospectus supplement, debt securities which are issued in registered form may be transferred or exchanged at the office of the Trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the Trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

GLOBAL SECURITIES

     We expect the following provisions to apply to all debt securities.

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "depositary") identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the Indenture governing those debt securities. Except as otherwise provided, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such debt securities.

     Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of us, the Trustee for the debt securities, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Definitive debt securities of any series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder of a series of debt securities will have the right to require us to repurchase such Holder's debt securities, in whole or in part, in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with procedures set forth in the Indenture. A "Change of Control" or similar event may also constitute an event of default under certain of our other debt agreements. There can be no assurance that we will have sufficient funds to pay the purchase price referred to above at the time of the Change of Control. The existence of a Holder's right to require us to repurchase the debt securities upon the occurrence of a Change of Control may deter a third party from acquiring us in a transaction which would constitute a Change of Control.

CERTAIN COVENANTS

     This section summarizes the general terms and provisions of certain covenants that may apply to all series of debt securities. Specific terms relating to any series of our debt securities that we offer will also be described in a prospectus supplement. Any description of these covenants may differ from the description set forth in this section. Accordingly, you should carefully read the applicable prospectus supplement for a description of the covenants applicable to a specific series of debt securities offered. If any information in the applicable prospectus supplement contradicts the information below, you should rely on the information contained in the prospectus supplement.

INSURANCE

     We will maintain, and cause our Subsidiaries to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are at that time customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties including general liability insurance and (but without duplication) protection and indemnity insurance, hull and machinery insurance, oil pollution insurance and, if available at commercially reasonable rates, loss of hire insurance.

LIMITATION ON LIENS

     If subsequent to the date of original issuance of the debt securities, we or any Restricted Subsidiary shall Incur any Debt, or any existing Debt shall become, secured by a Mortgage on any property or assets owned or leased by us or any Restricted Subsidiary or on any shares of stock or Debt of any Subsidiary, we will secure, or cause such Restricted Subsidiary to secure, the debt securities equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such secured Debt Incurred after the date of the applicable offering and then outstanding (including preexisting Debt that becomes secured after the date of the applicable offering) together with all Attributable Debt Incurred after the date of the applicable offering and then outstanding in respect of sale and leaseback transactions involving any property or assets owned or leased by us or a Restricted Subsidiary would not exceed 15% of our and our Restricted Subsidiaries' Consolidated Net Tangible Assets. This restriction will not apply to, and therefore the following shall be excluded in computing secured Debt for the purpose of such restriction: Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Subsidiary, (b) Mortgages in favor of us or any Restricted Subsidiary, (c) Mortgages in favor of the United States, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money Mortgages and construction cost Mortgages (including those incurred or committed for under a binding agreement within 120 days following the purchase or completion of the construction of the property in question), provided that such Mortgages shall be limited to all or part of such property or stock, and (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d) inclusive whether existing on the date of the applicable offering or thereafter or of any Mortgage existing on the date of the applicable offering; provided, that such extension, renewal or replacement Mortgage shall be limited to the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced and that the Debt secured by such Mortgage is not increased.

     Notwithstanding anything to the contrary, the Indenture may provide that, if any Debt under any of the Credit Facilities shall become secured by a Mortgage on any property or assets owned or leased by us or any Restricted Subsidiary as a result of our senior unsecured debt being downgraded to or below the levels specified in the Credit Facilities, the limitation on liens covenant described in the foregoing paragraph will be deemed to be satisfied if we secure, or cause such Restricted Subsidiary to secure, the debt securities equally and comparably with such secured Debt. For purposes of determining whether the collateral securing the debt securities as provided for in the preceding sentence is "comparable" to that securing the Debt under the Credit Facilities, the Indenture will provide that all non-cash collateral will be valued on the same basis that non-cash collateral is valued under the Credit Facilities.

LIMITATION ON SALES AND LEASEBACKS

     Neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any property or assets owned or leased by us or any Restricted Subsidiary, the acquisition of which, or completion of construction and commencement of full operation of which, has occurred more than 120 days prior to such sale and leaseback transaction, unless (a) we or such Restricted Subsidiary could create Debt secured by a Mortgage on such property or assets in accordance with the immediately preceding paragraph in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities or (b) we or such Restricted Subsidiary, within 120 days after the sale or transfer of such property, apply to (i) the purchase, acquisition or construction of property or assets to be used in our and our Restricted Subsidiaries' business (which includes the entering into, within such 120-day period, of an agreement for such purchase, acquisition or construction of property or assets) or (ii) to the retirement of our or any of our Restricted Subsidiaries' Funded Debt, an amount not less than the greater of (A) the net proceeds of the sale of the assets or property sold and leased back pursuant to such arrangement or (B) the fair market value of the property or assets so sold and leased back (as determined by any two of the following: our Chairman of the Board, our President, any of our Executive or Senior Vice Presidents, our Chief Financial Officer, our Treasurer and our Controller), subject to credits for certain voluntary retirements of Funded Debt. This restriction will not apply to any sale and leaseback transaction
(x) between us and a Restricted Subsidiary or between Restricted Subsidiaries or (y) involving a lease for a period of three years or less.

LIMITATION ON INCURRENCE OF INDEBTEDNESS OF RESTRICTED SUBSIDIARIES

     We will not permit any of our Restricted Subsidiaries to Incur any Funded Debt unless after giving effect to the Incurrence of such Funded Debt by such Restricted Subsidiary and the receipt and application of the proceeds thereof, the aggregate outstanding amount of Funded Debt of all of our Restricted Subsidiaries does not exceed 10% of our and our Restricted Subsidiaries' Consolidated Net Tangible Assets; provided, however, that this restriction will not apply to, and there will be excluded from Funded Debt at the time of any computation under this provision of the Indenture, (a) any Funded Debt owed to us or any Restricted Subsidiary, (b) any Funded Debt of a Restricted Subsidiary outstanding on the date of the applicable offering, (c) any Funded Debt that (i) is supported in full by a direct-pay or standby letter of credit or letter of guarantee on which we (but not any of our Restricted Subsidiaries) are the account party and as to which the terms of the related reimbursement agreement do not permit the issuing bank any recourse against any of our Restricted Subsidiaries and (ii) is not supported by any other letter of credit, letter of guarantee or similar instrument in respect of which any of our Restricted Subsidiaries has any obligation, and (d) any Funded Debt of a Restricted Subsidiary incurred pursuant to a United States Government sponsored vessel financing program, including Title XI or a successor or similar program and (e) any Funded Debt secured by a Mortgage permitted pursuant to clause (a) or (d) under "--Limitation on Liens" as described above.

     The Indenture may not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction or similar transaction involving us. Except as specified above or in any applicable prospectus supplement, the Indenture will not restrict the incurrence of Debt by us or our Subsidiaries.

RESTRICTED SUBSIDIARIES

     Each of our Subsidiaries existing on the date of the applicable offering shall be a Restricted Subsidiary. The Board of Directors may designate any Person as an Unrestricted Subsidiary if and only if (A) we have delivered to the Trustee an Officer's Certificate within 60 days after such Person became a Subsidiary (the "Notice Period") designating such Person as an Unrestricted Subsidiary and (B) (i) such Person is not a Subsidiary on the date of the applicable offering, (ii) such Person was not a Restricted Subsidiary prior to the commencement of the Notice Period, (iii) an Officers' Certificate is delivered to the Trustee stating that the Board of Directors has determined that at the time of such Person's acquisition or formation it was not contemplated that such Person would own, acquire or lease under a lease which would be considered a Capitalized Lease any ocean going vessel designed to carry cargo in bulk which vessel was originally contracted for by us or one of our Subsidiaries, (iv) neither we nor any Restricted Subsidiary have guaranteed or in any other manner become liable for or otherwise created a Mortgage on our or our Restricted Subsidiary's property as security for any Funded Debt of such Person, and (v) such Person does not own or hold, directly or indirectly, any Funded Debt or equity securities of any Restricted Subsidiary or own, lease or operate any assets or properties (other than cash, cash equivalents or marketable securities) transferred to it by us or any Restricted Subsidiary.

     We may change the designation of any Subsidiary from Unrestricted Subsidiary to Restricted Subsidiary by giving written notice to the Trustee that the Board of Directors has made such change, provided that no such change shall be effective if after giving effect to such change the aggregate amount of Funded Debt of all of our Restricted Subsidiaries then outstanding (after giving effect to the exclusions provided in the first paragraph of "--Limitation on Incurrence of Indebtedness by Restricted Subsidiaries") would exceed 10% of our and our Restricted Subsidiaries' Consolidated Net Tangible Assets. If at any time (1) we or a Restricted Subsidiary guarantees or in any other manner becomes liable for or otherwise creates a Mortgage on our or the Restricted Subsidiary's property as security for any Funded Debt of an Unrestricted Subsidiary, (2) an Unrestricted Subsidiary owns or holds, directly or indirectly, any Funded Debt or equity securities of any Restricted Subsidiary or (3) an Unrestricted Subsidiary owns, leases or operates any assets or properties (other than cash, cash equivalents and marketable securities) transferred to it by us or any Restricted Subsidiary, the designation of such Unrestricted Subsidiary shall thereupon, without further action, but subject to the condition set forth in the proviso to the first sentence of this paragraph, be deemed to have been changed to a Restricted Subsidiary. We will not, and will not permit any Subsidiary to, take any of the actions referred to in clauses (1), (2) or (3) of the preceding sentence unless the Unrestricted Subsidiary referred to in such sentence can be designated a Restricted Subsidiary in conformity with the provisions of the Indenture.

     The acquisition of a Restricted Subsidiary or the change of designation of an Unrestricted Subsidiary to a Restricted Subsidiary shall, as of the date of such acquisition or change, constitute an Incurrence by our Restricted Subsidiaries of Funded Debt in the amount of the Funded Debt of such Restricted Subsidiary as of such date, and, for purposes of determining our and our Restricted Subsidiaries' Consolidated Net Tangible Assets as of such date, pro forma effect shall be given to such acquisition or change.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Without the consent of the Holders of any outstanding debt securities, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person, and may not permit any Person to merge into, or convey, transfer or lease all or substantially all of its properties and assets to, us, unless:

     (1) the successor Person expressly assumes our obligations on the debt securities (including any Successor Additional Amounts (as defined below) in respect thereof) and under the Indenture,

     (2) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing,

     (3) if our properties or assets become subject to a Mortgage not permitted by the Indenture, we or such successor Person, as the case may be, take such steps as shall be necessary effectively to secure the outstanding debt securities equally and ratably with (or prior to) all Debt secured thereby,

     (4) any Person formed by the consolidation with us or into which we are merged or which acquires by conveyance or transfer, or which leases, all or substantially all of our property and assets and which is not organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, expressly agrees, by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, (A) to indemnify the Holder against (i) any tax, assessment or governmental charge imposed on such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such consolidation, merger, conveyance, transfer or lease (such tax, assessment or governmental charge, a "Merger Tax") to the extent that, in the aggregate, Merger Taxes imposed upon such Holder (net of deductions or credits) exceed the aggregate amount of Merger Taxes which would have been imposed on such Holder if the successor Person had been organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; provided, however, that such successor Person will not be required to agree to indemnify, pursuant to this clause (A), any Merger Tax of the type described in clause (a) or (d) below imposed by the jurisdiction of organization of such Person or any of its territories or political subdivisions, and (ii) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease, and (B) that all payments pursuant to the debt securities in respect of the principal of and any premium and interest on the debt securities will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of organization of such Person or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by such jurisdiction or any such subdivision or authority to be withheld or deducted, in which case such Person will pay such additional amounts of, or in respect of, principal and any premium and interest ("Successor Additional Amounts") as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to each Holder the amounts which would have been payable pursuant to the debt securities had no such withholding or deduction been required, except that no Successor Additional Amounts will be so payable for or on account of:

           (a) any tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that such Holder
               (i) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the jurisdiction of organization of such Person or any of its territories or any political subdivision thereof or otherwise had some connection with such jurisdiction other than the mere ownership of, or receipt of payment under, such note, (ii) presented such note for payment in such jurisdiction or any of its territories or any political subdivision thereof, unless such note could not have been presented for payment elsewhere, or (iii) presented such note more than thirty (30) days after the date on which the payment in respect of such note first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Successor Additional Amounts if it had presented such note for payment on any day within such period of thirty (30) days;

           (b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

           (c) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of or any premium or interest on the debt securities;

           (d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a note with our request addressed to the Holder (i) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

           (e) any combination of items (a), (b), (c) and (d); nor will Successor Additional Amounts be paid with respect to any payment of the principal of or any premium or interest on any note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such note to the extent such payment would be required by the laws of the jurisdiction of organization of such Person (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Successor Additional Amounts had it been the Holder; and

     (5) we have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with these provisions.

EVENTS OF DEFAULT

Each of the following will constitute an Event of Default under the Indenture:

     (1) a default in the payment of principal of (or premium, if any, on) any debt securities when the same becomes due and payable at their Stated Maturity, upon acceleration, redemption or otherwise;

     (2) a default in the payment of interest on any debt securities when the same becomes due and payable, continued for 30 days;

     (3) a default in the payment of principal and interest on any debt securities required to be purchased upon the occurrence of a Change of Control when due and payable;

     (4) the failure to perform any of our other covenants in the Indenture, continued for 30 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the debt securities outstanding, as provided in the Indenture;

     (5) the acceleration of any indebtedness for money borrowed by us or any Restricted Subsidiary having an aggregate principal amount outstanding of at least $10,000,000, if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 10 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the debt securities outstanding, as provided in the Indenture;

     (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order in excess of $10,000,000 individually or that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and

     (7) certain events in bankruptcy, insolvency or reorganization.

     If an Event of Default (other than an Event of Default described in clause (7) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the debt securities outstanding by notice as provided in the Indenture may declare the principal amount of the debt securities to be due and payable immediately. If an Event of Default described in clause (7) above shall occur, the principal amount of all the debt securities will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the debt securities outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the debt securities outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities.

     No Holder of debt securities will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (1) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities, (2) the Holders of at least 25% in aggregate principal amount of the debt securities outstanding have made written request, and such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the outstanding debt securities a direction inconsistent with such request, within 60 days after such notice, request and offer.

     However, such limitations do not apply to a suit instituted by a Holder of debt securities for the enforcement of payment of the principal of or any premium or interest on such debt securities on or after the applicable due date specified in such debt securities.

     We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to the knowledge of such officers, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

PAYMENTS OF ADDITIONAL AMOUNTS

     If the prospectus supplement for a particular series of debt securities provides, we may make all payments on the debt securities of that series without withholding or deduction for any taxes, or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future. The applicable prospectus supplement will describe any circumstances under which no additional amounts will be paid to Holders.

MODIFICATION AND WAIVER

     We and the Trustee may make modifications and amendments of the Indenture with the consent of the Holders of 66-2/3% in aggregate principal amount of the debt securities outstanding affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding debt security affected thereby:

     (1) change the Stated Maturity of the principal of, or any installment of interest on, any debt security;

     (2) reduce the principal amount of, or any premium or interest on, any debt security;

     (3) reduce the amount of principal payable upon redemption or acceleration of the Stated Maturity of any debt security or change the time at which any note may be redeemed;

     (4) change the coin or currency of payment of principal of, or any premium or interest on, any debt security;

     (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

     (6) reduce the percentage in principal amount of debt securities outstanding, the consent of whose Holders is required for modification or amendment of the Indenture;

     (7) reduce the percentage in principal amount of debt securities outstanding necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

     (8) modify such provisions with respect to modification and waiver.

     The Holders of 66-2/3% in principal amount of the debt securities outstanding may waive compliance by us with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the debt securities outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each debt security then outstanding and so affected.

     Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of debt securities outstanding entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. To be effective, such action must be taken by Holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

DEFEASANCE

     The Indenture provides that we will be discharged from all its obligations with respect to the debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of the debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on their Stated Maturity in accordance with the terms of the Indenture and the debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

     The Indenture provides that we may omit to comply with our Change of Control obligations and certain other restrictive covenants in certain circumstances. In order to exercise such option, we will be required to deposit, in trust for the benefit of the Holders, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on their Stated Maturity in accordance with the terms of the Indenture and the debt securities. We will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust will be sufficient to pay amounts due on the debt securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

NOTICES

     Notices to Holders of debt securities will be given by mail to the addresses of such Holders as they may appear in the applicable debt securities Register.

TITLE

     We, the Trustee, any of our agents or any agent of the Trustee may treat the Person in whose name a note is registered as the absolute owner thereof (whether or not such note may be overdue) for the purpose of making payment and for all other purposes.

NO RECOURSE

     Any of our directors, officers, employees, stockholders or Affiliates, as such, will not have any liability for any of our obligations under the debt securities or the Indenture. Each Holder will waive and release all such liability subject to any liability imposed by the Securities Act or the Trust Indenture Act.

GOVERNING LAW

     The Indenture and the debt securities are governed by, and construed in accordance with, the law of the State of New York.

REGARDING THE TRUSTEE

     The Trustee for a particular series of debt securities will be named in the applicable prospectus supplement. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstance in the conduct of such person's own affairs.

CONVERTIBILITY

     Debt securities may be convertible into or exchangeable for our Common Stock. The prospectus supplement will describe the terms and conditions of any conversion rights.

CERTAIN DEFINITIONS

     "Attributable Debt" means, as to any sale and leaseback transaction relating to any property or assets under which any Person is at the time liable and which is not permitted under clause (b) under "Certain Covenants--Limitation on Sales and Leasebacks," at any date as of which the amount thereof is to be determined, as the lesser of (i) the fair market value of the assets subject to such transaction as determined by any two of our Chairman of the Board, our President, any of our Executive or Senior Vice Presidents, our Chief Financial Officer, our Treasurer and our Controller or
(ii) the total net amount of Rentals required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with generally accepted accounting principles.

     "Capitalized Lease" means any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

     "Capitalized Rentals" of any Person means the date of any determination thereof as the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Change of Control" means the occurrence of any of the following events:

     (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our voting stock;

     (2) individuals who on the date of original issuance of the debt securities constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then still in office who were either directors on the date of original issuance or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

     (3) the adoption of a plan relating to our liquidation or dissolution; or

     (4) we merge or consolidate with or into another Person or another Person merges with or into us, or the sale of all or substantially all our assets (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of our Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the debt securities and a Subsidiary of the transferor of such assets.

     "Credit Facilities" will be defined as our then outstanding credit agreements, facilities and similar arrangements with various lending institutions.

     "Debt" of a Person means, without duplication, (i) any indebtedness for money borrowed whether or not evidenced by debt securities, bonds, debentures or other similar evidences of indebtedness for money borrowed, (ii) all Capitalized Rentals of such Person (other than Rentals owing from us or any of our Restricted Subsidiaries to us or another Restricted Subsidiary), and (iii) all Guaranties by such Person of any obligation described in clause (i) or
(ii) of any other Person (other than any such obligation of ours or any Subsidiary).

     "Funded Debt" means all Debt having (a) a maturity of more than 12 months from the date as of which the amount thereof is to be determined or (b) a maturity of less than 12 months and that is (i) by its terms renewable or extendable beyond 12 months from such date at the option of the borrower or
(ii) included in long-term Debt on our consolidated balance sheet in accordance with generally accepted accounting principles.

     "Guaranties" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation, or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under the Indenture, a Guaranty in respect of any indebtedness for borrowed money will be deemed to be indebtedness equal to the principal amount of such indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend will be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "Holder" means the Person in whose name a debt security is registered on the registrar's books.

     "Incur," with respect to any Debt, means to incur, create, issue, assume, guarantee or otherwise become liable for any such Debt ("Incurrence," "Incurred," "Incurrable" and "Incurring" will have meanings correlative to the foregoing).

     "Mortgage" means any pledge of, conditional sale or other title retention of, or mortgage or other lien or security interest or encumbrance of any kind on, any property or assets owned or leased by us or any Subsidiary, or any shares of stock or Debt of any Subsidiary.

     "our and our Restricted Subsidiaries' Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt) and (b) all goodwill, trade names, trademarks, patents, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expenses, deferred charges (other than unamortized deferred dry dock costs, unterminated voyage expenses, prepaid insurance, prepaid taxes, prepaid charter hire and other prepaid items properly excludable from intangibles under generally accepted accounting principles) and other like intangibles, all as set forth on or included in our and our Restricted Subsidiaries' most recent consolidated balance sheet, such balance sheet to be prepared (except for the exclusion of Subsidiaries which are not Restricted Subsidiaries) in accordance with generally accepted accounting principles.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Rentals" means as of the date of any determination thereof, as all rent payable by the lessee under a lease of any property or assets, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Rents under any "percentage leases" shall be computed solely on the basis of minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Restricted Subsidiary" means any Subsidiary existing on the date of the applicable offering and any Subsidiary existing, created or acquired subsequent to the date of the applicable offering unless designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the provisions set forth in "Certain Covenants--Restricted Subsidiaries."

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, "voting stock" will be defined as stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary.

                          DESCRIPTION OF COMMON STOCK

     The following description of our Common Stock is only a summary of the detailed provisions of our certificate of incorporation, as amended (the "Certificate of Incorporation"), and by-laws, as amended (the "By-Laws"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Certificate of Incorporation and the By-Laws. We encourage you to read our Certificate of Incorporation and By-Laws which have been filed with the SEC and are incorporated by reference into this prospectus for a more complete description.

GENERAL

     Our Certificate of Incorporation authorizes the issuance of a total of 60,000,000 shares of Common Stock. At January 7, 2004, 35,951,482 shares of Common Stock were outstanding. Stock certificates for our Common Stock are issuable in two series, designated respectively Domestic Share Certificates and Foreign Share Certificates. Except as stated below under "Qualifications for Ownership and Transfer of Shares," the rights of the holders of Domestic Share Certificates and Foreign Share Certificates are identical in all respects.

QUALIFICATIONS FOR OWNERSHIP AND TRANSFER OF SHARES

     Our By-Laws provide that the outstanding shares must at all times be owned by citizens of the United States to such extent as will in the judgment of the Board of Directors reasonably assure the preservation of our status as a United States citizen within the provisions of the Shipping Act of 1916 and related laws, rules and regulations (the "Shipping Act") applicable to the business we conduct. Since some of our vessels are engaged in the United States coastwise trade, the Shipping Act requires that at least 75% of the shares be owned by United States citizens, as defined by the Shipping Act. In order to provide a reasonable margin the Board of Directors has determined that until further action by the Board at least 77% of the outstanding shares must be owned by persons who are citizens of the United States.

     Shares owned of record or beneficially by foreign citizens are evidenced by Foreign Share Certificates and are freely transferable both to United States and foreign citizens. Shares owned of record and beneficially by United States citizens are evidenced by Domestic Share Certificates and may be transferred to United States citizens at any time. Such shares may be transferred to foreign citizens only if at the time the certificate is presented to our transfer agent, the transfer will not reduce share holdings of United States citizens below the then permissible percentage of the total outstanding shares, as determined by the Board of Directors. Any purported transfer to foreign citizens of shares or of a beneficial interest in shares evidenced by Domestic Share Certificates in violation of this limitation will be ineffective for all purposes (including transfer of voting rights), the shares will not be transferred on our books, and we may regard the share certificate, whether or not validly issued, as having been invalidly issued. Subject to the above limitation, upon surrender of any share certificate for transfer, the transferee will receive Domestic Share Certificates or Foreign Share Certificates, as the case may be, for shares of the series appropriate to such person.

     In the case of transferees that are corporations, partnerships, associations or trusts, the transferee will be deemed a citizen of the United States if the following conditions are satisfied: (1) at least 75% of the shares or interest and voting power in the transferee is vested in United States citizens, free from any trust or fiduciary obligation in favor of any non-United States citizen; (2) there is no contract or understanding by which more than 25% of the voting power in the transferee may be exercised directly or indirectly on behalf of a non-United States citizen; (3) control of more than 25% of the interests in the transferee is not by any other means conferred on or permitted to be exercised by non-United States citizens; (4) in the case of a corporation or association, the president or other chief executive officer and the chairman of the Board of Directors (or any officer authorized to act in his absence) are citizens of the United States, no more of its directors than a minority of the number necessary to constitute a quorum are non-United States citizens, and the corporation is organized under the laws of the United States or a State; (5) in the case of a partnership or association, each general partner or member, as the case may be, is a United States citizen, at least 75% of the interests are owned by United States citizens free of any trust or fiduciary obligation in favor of a non-citizen and the partnership or association is organized under the laws of the United States or a State; and (6) in the case of a trust, the trustee and each beneficiary with an enforceable interest in the trust is a United States citizen.

     As of January 7, 2004, according to the records of the transfer agent, approximately 84.75% of our outstanding shares were represented by Domestic Share Certificates.

     Shares represented by both Domestic Share Certificates and Foreign Share Certificates are traded on the New York Stock Exchange at the same price. Should the percentage of foreign ownership more closely approach the permitted maximum, the Exchange may institute trading on a dual basis, depending on the circumstances at the time.

TRANSFER PROCEDURES

     The Board of Directors is authorized to establish procedures with respect to the transfer of shares to enforce the limitations referred to above. Procedures established by the Board of Directors require that, in connection with each transfer of shares, the transferee complete and file with our transfer agent an application for transfer of the shares. Such application calls for information about the transferee's citizenship status and the citizenship status of any person who may have a beneficial interest in the shares being acquired by the transferee. Such an application for transfer must also be completed by each person who purchases shares from any of the Underwriters.

VOTING RIGHTS

     Each holder of Common Stock is entitled to one vote for each share registered in such holder's name on our books on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of Common Stock do not have cumulative voting rights. As a result, the holders of Common Stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining Common Stock voting for the election of directors will not be able to elect any persons to the Board of Directors.

DIVIDEND RIGHTS

     Holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. Certain of our debt agreements contain restrictions on certain payments by us including dividends and purchases of Common Stock. As of September 30, 2003, such restricted payments were limited to approximately $143 million.

DELAWARE GENERAL CORPORATION LAW SECTION 203

     As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which restricts certain business combinations between us and an "interested stockholder" (in general, a stockholder owning 15% or more of our outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of us) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of

Directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

LIQUIDATION RIGHTS AND OTHER PREFERENCES

     Subject to the prior rights of creditors, the holders of the Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets. There are no preemptive or conversion rights or redemption or sinking fund provisions in respect of the Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon delivery and payment will be, fully paid and non-assessable.

     Our Certificate of Incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent the exemption from or limitation of liability is not permitted under the DGCL. The DGCL presently does not permit exemption from or limitation of liability (i) for any breach of the director's duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL specifies conditions under which directors of Delaware corporations may be liable for unlawful dividends or unlawful stock purchases or redemptions.

STOCKHOLDER RIGHTS PLAN

     Our Board of Directors has adopted a Stockholder Rights Agreement dated as of October 20, 1998, between us and our transfer agent. The Stockholder Rights Agreement was adopted to give our Board increased power to negotiate in our best interests and to discourage appropriation of control of us at a price that is unfair to our shareholders. It is not intended to prevent fair offers for acquisition of control determined by our Board to be in the best interests of us and our shareholders, nor is it intended to prevent a person or group from obtaining representation on or control of our Board through a proxy contest, or to relieve our Board of its fiduciary duty to consider any proposal for our acquisition in good faith.

     The Stockholder Rights Agreement involved the distribution of one "right" as a dividend on each outstanding share of our Common Stock to all holders of record on November 9, 1998 and, in certain circumstances, on each share of Common Stock issued after that date. Each right shall entitle the holder to purchase one-tenth of a share of Common Stock at an exercise price of $70 per whole share of Common Stock. The rights trade in tandem with the Common Stock until, and become exercisable upon, the occurrence of certain triggering events. The exercise of these rights becomes economically attractive upon the triggering of certain "flip-in" or "flip-over" rights which work in conjunction with the Stockholder Rights Agreement's basic provisions. The flip-in rights will permit their holders to purchase shares of Common Stock at a discounted rate, resulting in substantial dilution of an acquiror's voting and economic interests in us. The flip-over element of the Stockholder Rights Agreement involves some mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The Stockholder Rights Agreement contains a "permitted offer" exception which allows offers determined by our Board to be in our best interest and that of our shareholders to take place free of the diluting effects of the Stockholder Rights Agreement's mechanisms.

     Under the Stockholder Rights Agreement, our Board may take whatever actions and procedures it deems reasonable in connection with the exercise, exchange or transfer of rights to preserve our status as a U.S. citizen within the provisions of the Shipping Act, including upholding minimum U.S. ownership percentage of common stock.

     Our Board retains the right, at all times prior to acquisition of 10% of our voting Common Stock by an acquiror, to discontinue the Stockholder Rights Agreement through the redemption of all rights, or to amend the Stockholder Rights Agreement in any respect. Unless redeemed earlier by us, the Stockholder Rights Agreement will terminate on November 9, 2008.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Mellon Investor Services LLC.

                             SELLING SHAREHOLDERS

     The selling shareholders may be unrelated third parties or our directors, executive officers or former directors. We will file with the SEC prospectus supplement(s) naming such selling shareholders. The prospectus supplement(s) for any offering of the Common Stock by selling shareholders will include the following information:

     o  the names of the selling shareholders;

     o  the number of shares held by each of the selling shareholders;

     o the percentage of the Common Stock held by each of the selling shareholders; and

     o the number of shares of the Common Stock offered by each of the selling shareholders.

     The following table sets forth, for each selling shareholder to the extent known by us, the amount of our Common Stock beneficially owned, the number of shares of Common Stock offered hereby and the number of shares and percentage of outstanding Common Stock to be owned after completion of this offering (assuming the sale of all shares offered under this prospectus). This table may be expanded or supplemented in prospectus supplements as new information becomes available to us. All information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information. Because the selling shareholders may sell all or a portion of Common Stock offered pursuant to this prospectus, we are not able to estimate the amount of shares that will be held by the selling shareholders after the completion of this offering.

     Ariel Recanati, who is a selling shareholder, is one of our directors and from 1998 until January 2003 was our Senior Vice President and Chief Strategic and Planning Officer. He is also a trustee of Seaview Trust, a selling shareholder. Oudi Recanati, who controls Eagle Corporation, a selling shareholder, is one of our directors and is a partner in OSG Holdings, a selling shareholder. Solomon N. Merkin, one of our directors, is also a partner in OSG Holdings. Except as set forth in the preceding sentences, none of the selling shareholders has had any position, office or other relationship material to us or any of our affiliates within the past three years.

                                      Number of Shares    Percent of
                                       Beneficially       Beneficial
                                      Owned Before      Ownership Prior
 Name of Selling Shareholder(a)         Offering(b)       to Offering
-----------------------------------  ----------------  ----------------

Archer-Daniels-Midland Company         5,674,800            15.8%
Eagle Corporation (c)                    277,500               *
Fribourg Grandchildren Family L.P.     2,105,741             5.9%
OSG Holdings                           2,986,416             8.3%
Ariel Recanati (c)                       153,877               *
Diane Recanati (c)                       569,969             1.6%
Lenny Recanati (c)                       153,879               *
Leon Recanati (c)                        250,000               *
Oudi Recanati (c)                        536,468(d)          1.5%
The Michael Recanati Trust (c)           227,500               *
Yudith Yovel Recanati (c)              1,148,450             3.2%
Seaview Trust (c)                        461,635             1.3%
-----------------------------------  ----------------  ----------------
Total                                 14,546,235            40.5%
==================================   ================  ================

(*)    Less than 1%

(a) For additional details pertaining to selling shareholders, please review the information contained under the heading "Information as to Stock Ownership" in our 2003 Definitive Proxy Statement filed with the SEC on April 30, 2003 and incorporated in this Registration Statement by reference.
(b) Includes shares of Common Stock which may be purchased pursuant to options exercisable within 60 days of the date of this prospectus. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(c) Messrs. Oudi Recanati, Ariel Recanati and Leon Recanati, Mrs. Diane Recanati and Mrs. Yudith Yovel Recanati and Messrs. Michael Recanati and Daniel Pearson, as the investment trustees of the Michael Recanati Trust, all share the power to vote 4,778,427 shares subject to a stockholders agreement dated as of April 16, 2003 among such persons and others, as amended (the "Stockholders Agreement"), which shares include the shares owned by these selling shareholders. All of these persons also share the power to dispose of the shares subject to the Stockholders Agreement, except for the shares owned by Diane Recanati and The Diane Recanati QDOT Trust (the "Diane Recanati Shares"), a total of 4,200,958 shares. Diane Recanati, Oudi Recanati, and Michael Recanati and Daniel Pearson, as the investment trustees of The Michael Recanati Trust, share the power to dispose of the Diane Recanati Shares.
(d) Includes 10,500 shares issuable upon the exercise of stock options granted under our Non-Employee Directors Stock Option Plan.

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


                             PLAN OF DISTRIBUTION

     We and any selling shareholders may sell the securities offered by this prospectus and applicable prospectus supplements:

     o  through underwriters or dealers;

     o  through agents;

     o  directly to purchasers; or

     o  through a combination of any such methods of sale.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

     The applicable prospectus supplement relating to the securities will set forth:

     o their offering terms, including the name or names of any underwriters, dealers or agents;

     o the purchase price of the securities and the proceeds to us from such sale;

     o any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

     o  any initial public offering price;

     o any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

     o in the case of debt securities, the interest rate, maturity and redemption provisions;

     o in the case of convertible debt securities, the conversion rate and other terms, conditions and features; and

     o  any securities exchanges on which the securities may be listed.

     If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

     o  at a fixed price or prices which may be changed;

     o  at market prices prevailing at the time of sale;

     o  at prices related to such prevailing market prices; or

     o  at negotiated prices.

     The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

     Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

     Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled "Plan of Distribution" or "Underwriting" in the applicable prospectus supplement.

                     MARKET SHARE, RANKING AND OTHER DATA

     The market share, ranking and other data contained or incorporated by reference in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of the market. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 1-6479-1. You can read and copy this information at the following locations of the SEC:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

     You can also obtain copies of these materials from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

     This prospectus, which forms part of the Registration Statement, does not contain all of the information that is included in the Registration Statement. You will find additional information about our company in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the Registration Statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file will automatically update and supersede information in this prospectus and in our other filings with the SEC.

     We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act other than information to be furnished under Item 9 in our Current Reports on Form 8-K, until our offering is completed:

          1. Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 3, 2003;

          2. Definitive Proxy Statement for 2003 on Schedule 14A filed with the SEC on April 30, 2003;

          3. Quarterly Report on Form 10-Q for quarter ended March 31, 2003, filed with the SEC on May 13, 2003;

          4. Quarterly Report on Form 10-Q for quarter ended June 30, 2003, filed with the SEC on August 8, 2003;

          5. Quarterly Report on Form 10-Q for quarter ended September 30, 2003, filed with the SEC on October 30, 2003;

          6. Current Report on Form 8-K dated March 4, 2003 (filed March 5,
             2003); and

          7. The information set forth under the heading "Risk Factors" contained in Amendment No. 1 to our Registration Statement on Form S-4, filed with the SEC on July 18, 2003.

     You may obtain a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              Investor Relations
                       Overseas Shipholding Group, Inc.
                               511 Fifth Avenue
                           New York, New York 10017
                              Tel: (212) 953-4100

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

                          FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements regarding the outlook for tanker and dry cargo markets, and our prospects in those markets, including prospects for certain strategic alliances. A number of factors, risks and uncertainties could cause actual results to differ from the expectations reflected in these forward-looking statements. Such factors include:

     o changes in production of or demand for oil and petroleum products, either globally or in particular regions;

     o greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

     o changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

     o changes in the rates of growth of the world and various regional economies;

     o  risks incident to vessel operation, including discharge of pollutants;

     o  unanticipated changes in laws and regulations;

     o  increases in costs of operation;

     o the availability to us of suitable vessels for acquisition or chartering in on favorable terms;

     o changes in the pooling arrangements in which we participate, including withdrawal of participants or termination of such arrangements; and

     o changes affecting the vessel owning joint ventures in which we are a party.

We assume no obligation to update or revise any forward-looking statements. Forward-looking statements in this prospectus are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by us with the SEC.

                 VALIDITY OF THE SECURITIES AND LEGAL MATTERS

     The validity of the securities to be offered pursuant to this Registration Statement will be passed upon by James I. Edelson, Esq., our Associate General Counsel. Any underwriters, selling agents and certain other purchasers may be represented by Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019.

                                    EXPERTS

     Our consolidated financial statements that appear in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Those consolidated financial statements are incorporated in this prospectus by reference in reliance upon their report given on the authority of such firm as experts in accounting and auditing.

     With respect to our unaudited consolidated interim financial information for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. Their separate reports, included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and incorporated in this prospectus by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The selling shareholders will not pay any of these expenses. The following is an itemized statement of estimated expenses (all amounts are estimated except for the SEC registration fee):

SEC Registration Fee.................................................   $44,948

Printing expenses....................................................  $125,000

Legal fees and expenses..............................................   $75,000

Accounting fees and expenses.........................................  $100,000

Trustee fees and expenses (including counsel fees)...................   $50,000

Miscellaneous........................................................   $50,000
                                                                       --------
        Total........................................................  $444,948
                                                                       ========
ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Sixth of our Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent permitted by the DGCL. We also have directors and officers liability insurance policies.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

       (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;

      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL; or

      (iv) for any transactions from which the director derived an improper personal benefit.

Article Tenth of our Certificate of Incorporation contains such a provision.

Item 16.    EXHIBITS.

EXHIBIT NO.                  DOCUMENT DESCRIPTION
-----------                  --------------------

    1.1         Form of Underwriting Agreement (Debt Securities).**

    1.2         Form of Underwriting Agreement (Common Stock).**

    4.1 Certificate of Incorporation of the registrant, as amended to date (filed as Exhibit 3(i) to the registrant's Annual Report on Form 10-K for 1998 and incorporated herein by reference).

    4.2 By-Laws of the registrant, as amended to date (filed as Exhibit 3(ii) to the registrant's Annual Report on Form 10-K for 1993 and incorporated herein by reference).

    4.3 Indenture dated March 7, 2003, between the registrant and Wilmington Trust Company, as Trustee (filed as Exhibit 4(e)(1) to the registrant's Registration Statement on Form S-4 dated May 5, 2003 and incorporated herein by reference). Such Indenture is hereby modified, effective as of January 13, 2004, by deleting all references therein to "Wilmington Trust Company", "March 7, 2003" and any specific day, month and/or year and substituting therefor blank spaces.

    4.4         Form of Debt Security.**

    4.5 Form of Common Stock Legend (filed as Exhibit 4 to the registrant's Form S-3 filed with the SEC on January 31, 1994 and incorporated herein by reference).

    4.6 Rights Agreement dated as of October 20, 1998 between the registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, with the form of Right Certificate attached as Exhibit A thereto and the Summary of Rights to Purchase Shares attached as Exhibit B thereto (filed as Exhibit 4.1 to the registrant's registration statement on Form 8-A filed with the SEC on November 9, 1998 and incorporated herein by reference).

    5.1         Opinion of James I. Edelson, Esq.*

   12.1         Computation of Ratio of Earnings to Fixed Charges.*

   15.1 Acknowledgement letter of Ernst & Young LLP, Independent Accountants, related to unaudited financial statements.*

   23.1         Consent of Ernst & Young LLP, Independent Accountants.*

   23.2         Consent of James I. Edelson, Esq. (included in Exhibit 5.1).

   24.1 Power of Attorney for the registrant (included on signature page hereof).

   25           Form T-1 Statement of Eligibility of Trustee.**

----------------
*   Filed herewith.
**  To be filed by amendment or with Form 8-K.


Item 17.    UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration
Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby understands that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that (1) for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 13, 2004.

                                        OVERSEAS SHIPHOLDING GROUP, INC.
                                        By:
                                               /s/ Myles R. Itkin
                                        ------------------------------------
                                              Senior Vice President,
                                             Chief Financial Officer
                                                  and Treasurer


     Each person whose signature appears below as a signatory to this Registration Statement constitutes and appoints Myles R. Itkin and Robert N. Cowen, his true and lawful attorney-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below and on the dates indicated.

                  Signatures                                            Titles                                 Date
                  ----------                                            ------                                 ----

             /s/ ROBERT N. COWEN                         Senior Vice President, Chief Operating          January 12, 2004
-----------------------------------------------            Officer and Secretary (Principal
                 Robert N. Cowen                           Executive Officer)

             /s/ MYLES R. ITKIN                                                                          January 12, 2004
-----------------------------------------------          Senior Vice President, Chief Financial
                 Myles R. Itkin                            Officer and Treasurer (Principal
                                                           Financial and Accounting Officer)

             /s/ ALAN R. BATKIN                          Director                                        January 12, 2004
-----------------------------------------------
                 Alan R. Batkin

             /s/ THOMAS B. COLEMAN                       Director                                        January 12, 2004
-----------------------------------------------
                 Thomas B. Coleman

             /s/ ROBERT N. COWEN                         Director                                        January 12, 2004
-----------------------------------------------
                 Robert N. Cowen

             /s/ CHARLES FRIBOURG                        Director                                        January 12, 2004
-----------------------------------------------
                 Charles Fribourg

             /s/ WILLIAM L. FROST                        Director                                        January 12, 2004
-----------------------------------------------
                 William L. Frost

             /s/ STANLEY KOMAROFF                        Director                                        January 12, 2004
-----------------------------------------------
                 Stanley Komaroff

             /s/ SOLOMON N. MERKIN                       Director                                        January 12, 2004
-----------------------------------------------
                 Solomon N. Merkin

             /s/ JOEL I. PICKET                          Director                                        January 12, 2004
-----------------------------------------------
                 Joel I. Picket

             /s/ ARIEL RECANATI                          Director                                        January 12, 2004
-----------------------------------------------
                 Ariel Recanati

             /s/ OUDI RECANATI                           Director                                        January 12, 2004
-----------------------------------------------
                 Oudi Recanati

             /s/ MICHAEL J. ZIMMERMAN                    Director                                        January 12, 2004
-----------------------------------------------
                 Michael J. Zimmerman

                                   INDEX TO EXHIBITS


EXHIBIT NO.                  DOCUMENT DESCRIPTION
-----------                  --------------------

    1.1         Form of Underwriting Agreement (Debt Securities).**

    1.2         Form of Underwriting Agreement (Common Stock).**

    4.1 Certificate of Incorporation of the registrant, as amended to date (filed as Exhibit 3(i) to the registrant's Annual Report on Form 10-K for 1998 and incorporated herein by reference).

    4.2 By-Laws of the registrant, as amended to date (filed as Exhibit 3(ii) to the registrant's Annual Report on Form 10-K for 1993 and incorporated herein by reference).

    4.3 Indenture dated March 7, 2003, between the registrant and Wilmington Trust Company, as Trustee (filed as Exhibit 4(e)(1) to the registrant's Registration Statement on Form S-4 dated May 5, 2003 and incorporated herein by reference). Such Indenture is hereby modified, effective as of January 13, 2004, by deleting all references therein to "Wilmington Trust Company", "March 7, 2003" and any specific day, month and/or year and substituting therefor blank spaces.

    4.4         Form of Debt Security.**

    4.5 Form of Common Stock Legend (filed as Exhibit 4 to the registrant's Form S-3 filed with the SEC on January 31, 1994 and incorporated herein by reference).

    4.6 Rights Agreement dated as of October 20, 1998 between the registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, with the form of Right Certificate attached as Exhibit A thereto and the Summary of Rights to Purchase Shares attached as Exhibit B thereto (filed as Exhibit 4.1 to the registrant's registration statement on Form 8-A filed with the SEC on November 9, 1998 and incorporated herein by reference).

    5.1         Opinion of James I. Edelson, Esq.*

   12.1         Computation of Ratio of Earnings to Fixed Charges.*

   15.1 Acknowledgement letter of Ernst & Young LLP, Independent Accountants, related to unaudited financial statements.*

   23.1         Consent of Ernst & Young LLP, Independent Accountants.*

   23.2         Consent of James I. Edelson, Esq. (included in Exhibit 5.1).

   24.1 Power of Attorney for the registrant (included on signature page hereof).

   25           Form T-1 Statement of Eligibility of Trustee.**

----------------
*   Filed herewith.
**  To be filed by amendment or with Form 8-K.